Path 1 Network Technologies Inc.

                                                      6215 Ferris Sq., Suite 140
                                                            San Diego, CA  92121
                                                              Phone 858.450.4220
                                                                Fax 858.450.4203
                                                                   www.path1.com



October 16, 2002

John R. Zavoli
36544 Summitville Street
Temecula, California  92592

Dear John:

Path 1 Network Technologies Inc. is an award-winning leader in IP-based broadcast quality video products. As a small, growing company, we highly value the professional competence and personal commitment of each member of our team.

We believe that your capabilities and professional aspirations match Path 1's needs and high expectations. I am therefore pleased to make the following offer of employment, subject to you providing the legally required proof of your identity and legal authorization to work in the United States and subject to the Company not receiving materially negative information as a result of your reference check and the background checks, which you have previously authorized:

          Position:         Chief Financial Officer and General Counsel.  You
                            will be responsible generally as the executive leader of the Company's finance, administration and operations departments, as well as the Company's legal matters. You will work full time and will be based at the Company's San Diego headquarters.

          Reporting to:     President and Chief Executive Officer

          Classification:   Exempt

          Annual Base Salary: US$165,000, payable according to the Company's general policy as may from time to time exist. Currently, all executives have taken a 20% pay reduction pending additional funding or positive cash flow on a sustainable basis. This reduction will apply to the salary indicated herein. You will be entitled to participate in the additional executive option program whereby the senior executives whose salaries have been reduced receive fully vested options at each pay period representing an aggregate exercise price of four times the face value of the reduction in salary realized during that pay period. Please ask for additional information about the program.

          Stock Options:    Stock options on 100,000 shares of Common Stock with
                            an exercise price at fair market value on grant date, vesting in sixteen equal quarterly installments over four (4) years from your start date in accordance with the company's 2000 Stock
                            Option/Stock Issuance Plan and with maximum ISO treatment allowed by law. The options require Board approval, and would be considered for grant at the next Board's meeting.

          Severance Agreement: Two (2) months severance in the form of salary &
                            benefit continuation in case of termination for any reason other than for cause, effective after sixty
                            (60) days of employment, increasing to Three (3) months severance after one year of employment. Subject to this severance arrangement, you shall be an "at-will" employee and your employment can be terminated at any time by Path 1, or by you, for any reason or for no reason.

          Proprietary Information and
            Inventions  Agreement: as enclosed,  which will be executed on your start date.

          Health Benefits/401(k): Same as other Path 1 employees

          Paid Time Off (PTO): Same as other Path 1 employees

          Holidays:         Same as other Path 1 employees

          Start Date:       October 18, 2002.

          Offer Expiration Date:  October 16, 2002

We look forward to your acceptance of this offer and to a mutually rewarding professional relationship.

Sincerely,

Path 1 Network Technologies Inc.

/s/ Frederick A. Cary
Frederick A. Cary
President & Chief Executive Officer

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Your employment  with Path 1, should you accept this offer,  will not be for any specific term and may be terminated by you or by Path 1 at any time, with or without cause and with or without notice. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. The at-will nature of your employment described in this offer letter shall constitute the entire agreement between you and Path 1 concerning the duration of your employment and the circumstances under which either you or the Company may terminate the employment relationship. No person affiliated with Path 1 has the authority to enter into any oral agreement that changes the at-will status of employment with the Company. The at-will term of your employment can only be changed in a writing signed by you and the President of the Company, which expressly states the intention to modify the at-will term of your employment. By signing below and accepting this offer, you acknowledge and AGREE that length of employment, promotions, positive performance reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at will term of your employment with Path 1 and will not create any implied contract requiring cause for termination of employment. Any stock option grant that you may receive does not create any implied promise that you will be employed for any specific duration.

                /s/ John R. Zavoli                           10/16/2002
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                  John R. Zavoli                                Date